UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

July 28, 2011
Date of Report (Date of earliest event reported)

ACRO INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50482	98-0377767
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

18 Halevna Street, Timrat, Israel		23840
(Address of principal executive offices)		(Zip Code)

+ 972 4 604 0483
Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On July 28, 2011, pursuant to a share purchase agreement dated July 5, 2011, ACRO, Inc. sold 96,613,788 shares of its common stock to Top Alpha Capital, an Israeli corporation, for a total of $160,000.  The terms of this agreement are outlined in a Form 8-K filed with the Commission on July 11, 2011.  The sale was made pursuant Section 4(2) and Regulation S of the Securities Act of 9133, as amended. Top Alpha Capital is a non-US Person as that term is defined in Regulation S.  Top Alpha Capital is an accredited investor.  As a result of this transaction, Top Alpha Capital  holds 49.9% of the outstanding common stock of ACRO, Inc.

Item 5.01 Changes in Control of Registrant

On July 28, 2011, as a result of the consummation of a share purchase agreement dated July 5, 2011 between ACRO, Inc. and Top Alpha Capital pursuant to which Top Alpha Capital purchased 96,613,788 shares of  ACRO, Inc. common stock, ACRO, Inc. underwent a change in control.  Top Alpha Capital now owns 49.9% of the outstanding common stock of ACRO, Inc.  Top Alpha Capital used available funds to purchase these shares.

Item 5.02 Departure of Directors or Certain Offices; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Pursuant to the share purchase agreement between ACRO, Inc. and Top Alpha Capital, on July 28, 2011, Gadi Aner and Dan Einathan resigned as directors of ACRO, Inc., and Asaf Porat and Boris Mitsengendler   were appointed as directors until the next annual shareholders meeting.  On July 28, 2011, Gabby Klausner resigned as Chief Financial Officer and treasurer, and Gadi Aner resigned as President and Chief Executive Officer, and Asaf Porat was appointed Chief Executive Officer and President, and Chief Financial Officer.  Mr. Porat is an affiliate of Top Alpha Capital, a new controlling shareholder of ACRO, Inc.

Item 9.01 Financial Statements and Exhibits

Exhibits
10.1 Resignation of Gadi Aner as officer and director of ACRO, Inc.
10.2 Resignation of Dan Einathan as director of ACRO, Inc.
10.3 Resignation of Gabby Klausner as Chief Executive Officer of ACRO, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACRO INC.

By:	/s/ Asaf Porat
Asaf Porat
Chief Executive Officer and Chairman of the Board of Directors

Date: July 28, 2011